Exhibit 8.3

20/F, Kerry Plaza Tower 3, 1-1 Zhongxinsi Road, Futian District
Shenzhen 518048, Guangdong, PRC
Tel: +86 755 3680 6500 Fax: +86 755 3680 6599
Beijing • Shanghai • Shenzhen • Haikou • Hong Kong
www.hankunlaw.com

May 27, 2022

To: ALE Group Holding Limited (the “Company”)

Unit 1005, 10/F, Tower A, New Mandarin Plaza

14 Science Museum Road

Tsim Sha Tsui, Hong Kong

Dear Sirs or Madams:

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”, which, for purposes of this opinion only, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC currently in effect and publicly available as of the date hereof (the “PRC Laws”). We are acting as the PRC counsel to the Company regarding certain matters as set forth in the Company’s registration statement on Form F-1 (File No. 333-239225), including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the proposed initial public offering (the “Offering”) of the ordinary shares of the Company(the “Ordinary Shares”) and the Company’s proposed listing of the Ordinary Shares on the Nasdaq Capital Market.

A.	Assumptions

In rendering this opinion, we have examined copies of the Registration Statement and certain factual statements provided by the Company (collectively the “Documents”) as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established or verified by us, we have relied upon certificates or statements issued or made by the relevant PRC governmental agencies and appropriate representatives of the Company. In giving this opinion, we have made the following assumptions (where applicable) without further enquiry (the “Assumptions”):

(1)	all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(2)	each of the parties to the Documents, (i) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, (ii) if an individual, has full capacity for civil conduct; each of them has full power and authority to execute, deliver and perform its, her or his obligations under the Documents to which it, she or he is a party in accordance with the laws of its jurisdiction of organization and/or the laws that it, she or he is subject to;

(3)	the Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this opinion;

CONFIDENTIALITY. This document contains confidential information which may be protected by privilege from disclosure. Unless you are the intended or authorised recipient, you shall not copy, print, use or distribute it or any part thereof or carry out any act pursuant thereto and shall advise Han Kun Law Offices immediately by telephone, e-mail or facsimile and return it promptly by mail. Thank you.

(4)	the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(5)	all requested Documents have been provided to us and all factual statements made to us by the Company in connection with this opinion, including but not limited to the statements set forth in the Documents, are true, correct and complete;

(6)	all explanations and interpretations provided by government officials duly reflect the official position of the relevant PRC governmental agencies and are complete, true and correct;

(7)	each of the Documents is legal, valid, binding and enforceable in accordance with their respective governing laws in any and all respects;

(8)	all consents, licenses, permits, approvals, exemptions or authorizations required by, and all required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Documents have been obtained or made, and are in full force and effect as of the date thereof;

(9)	all governmental authorizations and other official statements and documentation obtained by the Company from any PRC governmental agency have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to the PRC governmental agencies for such purposes;

(10)	none of the underwriter(s) (i) has or will have a domicile or permanent establishment in the PRC, or, if an underwriter has or will have a domicile or permanent establishment in the PRC, there is no effective connection between the income received by the underwriter in connection with the Offering and such domicile or permanent establishment, or (ii) has or will provide any securities or futures investment consultancy services in the PRC in connection with the Offering, directly or through its employees; and

(11)	no activity relating to the offer, issuance or sale of the Ordinary Shares has been or will be conducted by the Company directly or indirectly within the PRC.

B.	Opinions

As confirmed by the Company, as of the date of this opinion (i) the Company does not, directly or indirectly, own or control any PRC entity or subsidiary, nor is it controlled by any PRC company or individual directly or indirectly; (ii) the Company engages in providing accounting and corporate consulting services to small and medium-sized businesses, and all the operations of the Company are conducted by its subsidiary in Hong Kong, and the Company does not have any business operations in the PRC; (iii) the Company currently does not have or intend to set up any subsidiary or enter into any contractual arrangements to establish a VIE structure with any entity in the PRC; and (iv) the Company only has three clients who are PRC individuals, each may have provided his/her personal information directly to the Company’s subsidiary in Hong Kong for the “Know Your Customers” purpose, except for which, the Company and its subsidiaries do not possess any personal information of any PRC individual or any information which affects or may affect national security (collectively, “Company’s Confirmation”).

Based on the Company’s Confirmation, the Assumptions and subject to the Qualifications, as of the date hereof, we are of the opinion that:

(1)	The Company is currently not required to obtain any permission or approval from any PRC governmental agency to operate its business in Hong Kong.

(2)	The Offering and the listing of the Ordinary Shares on the Nasdaq Capital Market do not require any permission or approval from the China Securities Regulatory Commission, Cyberspace Administration of China, or any other PRC governmental agency.

Our opinions expressed above are subject to the following qualifications (where applicable) (the “Qualifications”):

(1)	Our opinions are limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above.

(2)	PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(3)	Our opinions are subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

(4)	Our opinions are subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(5)	This opinion is issued based on our understanding of PRC Laws currently in effect. For matters not explicitly provided for under the PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities. Under PRC Laws, foreign investment is restricted in certain industries. The interpretation and implementation of these laws and regulations are subject to the discretion of the competent PRC governmental agency. There are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, especially along with the involving, new promulgations and retroactive implement (as stipulated thereunder if any) of PRC Laws, and there can be no assurance that any governmental agency will not take a view that is contrary to or otherwise different from our opinions stated herein in the future.

(6)	The term “enforceable” or “enforceability” as used in this opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company and the PRC governmental agencies.

(7)	We have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to prepare this opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of this opinion.

(8)	This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

This opinion is given for the benefit of the addressee hereof in connection with this Offering. Without our express prior written consent, neither this opinion nor our opinions herein may be disclosed to or relied upon by any person other than the addressee, except where such disclosure is required to be made by applicable law or is requested by any court, regulatory or governmental authority, in each case on a non-reliance basis and with a prior written notice provided to us.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ HAN KUN LAW OFFICES
HAN KUN LAW OFFICES

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